Exhibit 10.1

                 Deferred Long-Term Incentive Plan (the "Plan")

1. General. Mr. Bleustein will be entitled to receive up to $5,000,000 in the aggregate under the Plan (excluding the investment component discussed below) in respect of performance during years 2002 through 2006.

     (a) Subject to the maximum $5,000,000 aggregate award ("Maximum Aggregate Award"), there is no maximum amount that Mr. Bleustein may receive under the Plan in respect of any year.

2. Goals. Mr. Bleustein's entitlement to all or any portion of the Maximum Aggregate Award will be contingent upon performance relative to goals focusing on Company performance and/or individual performance.

     (a) The Human Resources Committee (the "Committee") will, in its discretion, establish the goals, determine the level of performance relative to the goals and determine the amount, if any, of the Maximum Aggregate Award to which Mr. Bleustein is entitled based on that performance.

     (b)  The goals may be subjective or objective in nature.

     (c) The Committee will establish the goals and communicate them to Mr. Bleustein at its discretion.

     (d) At any time, and from time to time, the Committee will determine the level of performance relative to goals it has established and the amount, if any, of the Maximum Aggregate Award to which Mr. Bleustein is entitled and promptly communicate its determination to Mr. Bleustein.

3. Accounting / Investment. The Company will establish a bookkeeping account for Mr. Bleustein for purposes of the Plan (the "Account") the initial balance of which is zero (0).

     (a) At such time as the Committee determines that Mr. Bleustein is entitled to all or any portion of the Maximum Aggregate Award, the Company shall credit to the Account the amount that the Committee has so determined. The credit shall be deemed made as of the date of the Committee's determination or such other date that the Committee designates.

     (b) In addition, as of the end of each calendar quarter, the Company shall credit the Account with an amount equal to the product of (i) the average month-end Account balance over the course of that quarter and
          (ii) Moody's Long Term Bond Rate (the "Interest Rate") for the year applied on a quarterly basis.

4. Payment. As soon as practicable after commencement of the Company's taxable year following the taxable year in which Mr. Bleustein ceases to be an employee of the Company (or, if remuneration to Mr. Bleustein would be subject to the limitation set forth


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     in Section 162(m) of the Internal Revenue Code as a result of payment at such time, then on the earliest later date on which the Company may make such payment such that no remuneration to Mr. Bleustein would be subject to such limitation), the Company shall pay to Mr. Bleustein, in cash, the amount of the balance in the Account.

     (a) Mr. Bleustein may elect, prior to January 1 of the year payments under the Plan are otherwise to commence, to receive payment in either equal [annual] installments up to a maximum of fifteen (15) years or in a single lump sum cash payment. Mr. Bleustein may similarly change his benefit payment election at any time prior to January 1 of the year payments under the Plan are otherwise to commence. If no valid election is in effect, then payment of the Account shall be made in a lump sum.

     (b) If payment is made in installments, then the amount to be distributed annually is determined by multiplying the aggregate balance of the Account by a fraction, the numerator of which is one (1) and the denominator of which is the number of years remaining for the payments to be made (e.g., 1/10, 1/9, 1/8 etc.). Additional earnings are to be credited to the Account during the installment payment period in the same way earnings are credited while Mr. Bleustein is employed. In the event of Mr. Bleustein's death before payment in full is completed, any remaining amount will be paid to his designated beneficiary, or as otherwise provided in paragraph 7(d), in accordance with the payment method in effect at death. The recipient may elect lump sum payment subject to Committee consent.

5. Termination of Employment Due to Death or Disability. Upon Mr. Bleustein's death or disability prior to termination of employment, and before any payments have been made, the Company will pay to Mr. Bleustein or his designated beneficiary, or as otherwise provided in paragraph 7(d), as compensation for services rendered prior to the date of his death or disability, a benefit equal to the balance in the Account measured as of the date his death or disability occurred.

6. Change in Control. The aggregate balance of the Account (whether he remains employed, his employment is terminated, or the Account is in payment status) shall be paid out to Mr. Bleustein within ten (10) business days after the occurrence of a Change of Control Event (as such term is defined in the Company's Deferred Compensation Plan). If payment is delayed beyond such payment deadline for any reason, then the balance to be paid out shall become fixed as of such tenth (10th) day, except that such amount shall be increased in an amount equivalent to interest on such fixed amount, to the date of actual payment, at a rate equal to two times the Interest Rate.

7.   Miscellaneous.

     (a) The Company may deduct from non-deferred compensation any taxes it is required to withhold on amounts credited to the Account unless such amounts are withheld directly from the amount credited to the Account. The Company will withhold from all payments all required taxes.

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     (b)  The Account is a means of measuring the value of Mr. Bleustein's compensation under the Plan. The Account does not create a trust fund of any kind. Any assets earmarked by the Company to pay benefits under the Plan do at all times remain assets of the Company. Mr. Bleustein has no property interest in specific assets of the Company because of the Plan. The rights of Mr. Bleustein, his beneficiary, or an estate to benefits under the Plan shall be solely those of an unsecured creditor of the Company.

     (c) Following the close of each year the Company will provide a statement of account to Mr. Bleustein. The Account shall be maintained, reported, and distributed in United States Dollars.

     (d) All payments by the Company will be made to Mr. Bleustein, if he is living. If Mr. Bleustein has died, then any payment under the Plan will be made to his designated beneficiary, which may include multiple beneficiaries. If such beneficiary dies before receiving all payments due such beneficiary, then any remaining payments will be made to the designated beneficiary's estate unless a contingent beneficiary was designated by Mr. Bleustein as to such amounts. If there is a contingent beneficiary, then payments will be made to the contingent beneficiary, and if such contingent beneficiary dies, then any remaining payments will be made to the contingent beneficiary's estate. If there is no beneficiary designation in force when amounts become payable upon Mr. Bleustein's death, then payment shall be to Mr. Bleustein's spouse, or if no spouse is then living, to Mr. Bleustein's estate.

     (e) The right of Mr. Bleustein to payment under the Plan shall not be assigned, transferred, pledged, or encumbered.

     (f) The Plan may not be construed as giving Mr. Bleustein the right to be retained as an employee of the Company or any of its subsidiaries or affiliates.

8. 401(k) Matching Contribution Make Up Amounts. The Company will not credit to the Account a Company matching contribution on amounts credited to the Account under paragraph 3(a) in the same relative amount as is made to Mr. Bleustein's pretax savings account in the Harley-Davidson Retirement Savings Plan on amounts Mr. Bleustein has elected to defer under that plan.

9. Status Under SERP and Pension Benefit Restoration Plan. Amounts credited to the Account under paragraph 3(a) shall be included in the determination of "earnings" and "Final Average Earnings" under the Supplemental Executive Retirement Plan and Pension Benefit Restoration Plan in effect for Mr. Bleustein as amounts "contributed as a pretax contribution to a nonqualified plan of deferred compensation maintained by" the Company, with such contribution deemed to occur as of the date of the credit.

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